ADMINISTRATIVE SERVICES AGREEMENT

dated as of April 26, 2013

PRINCIPAL LIFE INSURANCE COMPANY and PRINCIPAL NATIONAL LIFE INSURANCE COMPANY (together, the "Insurance Company"), and Legg Mason Investor Services, LLC, (the "Underwriter") (collectively, the "Parties") mutually agree to the arrangements set forth in this Administrative Services Agreement (this "Agreement").

WHEREAS, the Underwriter serves as the distributor of shares of the Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust (each a "Fund", collectively the "Funds"), each of which is an open-end management investment company organized as a Maryland corporation and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940
Act"); and

WHEREAS, Insurance Company issues variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts"); and

WHEREAS, Insurance Company has entered into a participation agreement dated April
26, 2013 (the "Participation Agreement") with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios, listed in Schedule B, as such Schedule may be amended from time to time (the "Portfolios") available for purchase by one or more of Insurance Company's separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, Insurance Company and the Underwriter expect that the Fund and its Portfolios can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of Insurance Company each as a single shareholder of record of Portfolio shares, rather than having numerous shareholders of such shares; and

WHEREAS, Insurance Company and the Underwriter expect that the Fund and its Portfolios can derive such substantial savings because Insurance Company performs the administrative services listed on Schedule A hereto for the Fund in connection with the Contracts issued by Insurance Company; and

WHEREAS, Insurance Company has no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement and the Participation Agreement; and

WHEREAS, the Underwriter desires to retain the administrative services of Insurance
Company and to compensate Insurance Company for providing such administrative services;

NOW, THEREFORE, the Parties agree as follows:

1.    Administrative Services; Payments Therefor

(a) Insurance Company shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, the Underwriter agrees to pay to Insurance Company a fee ("Fee") at the annual rates provided in Schedule B, computed daily and paid quarterly in arrears, equal to the average daily net asset value of the value of the shares of the Portfolios held in the subaccount of the Separate Accounts, attributable to the Contracts issued by Insurance Company. The Insurance Company agrees that it will not seek reimbursement for expenses for performing the Administrative Services under the Fund's Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

(b) Insurance Company shall calculate the Fee at the end of each calendar quarter as stated in (a) above, and the Underwriter shall pay such Fee to Insurance Company, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

(c) From time to time, the Parties shall review the Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Insurance Company. The Parties agree to negotiate in good faith a reduction to the Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by the Fund to the Underwriter pursuant to the Services Agreement.

2.     Nature of Payments

The Parties to this Agreement recognize and agree that the Underwriter's payments to Insurance Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. Insurance Company represents and warrants that the fees to be paid by the Underwriter for services to be rendered by Insurance Company pursuant to the terms of this Agreement are to compensate the Insurance Company for providing administrative services to the Fund, and are not designed to reimburse or compensate Insurance Company for providing administrative services with respect to the Contracts or any Separate Account.

3.     Term and Termination

Any Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as the Underwriter (or its successors in interest), or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as Insurance Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

4.    Amendment

This Agreement may be amended upon mutual agreement of the Parties in writing.

5.     Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective on the date they are delivered.

Address for notices to Insurance Company:

Principal Life Insurance Company/Principal National Life Insurance Company
711 High Street
Des Moines, IA 50392-0300
Attn: Charles Schneider/Variable Life Attorney
Address for notices to the Underwriter: Legg Mason Investor Services, LLC
100 First Stamford Place
Stamford, CT 06902
Facsimile No.: 877-563-3019
Attention: Business Implementation

6. Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

(c) Representations. Insurance Company represents and warrants that in performing the services and receiving the compensation described in this Agreement it will comply with all applicable laws, rules and regulations.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates specified below with effect from the date specified on the first page of this Agreement.

PRINCIPAL LIFE INSURANCE	PRINCIPAL NATIONAL LIFE
COMPANY	INSURANCE COMPANY

By: /s/ Sara Wiener	By: /s/ Sara Wiener
Name: Sara Wiener	Name: Sara Wiener
Title: Director - Life Product Management	Title: Director - Life Product Management
Date: May 1, 2013	Date: May 1, 2013

LEGG MASON INVESTOR SERVICES,
LLC

By: /s/ Michael P. Mattera
Name: Michael P. Mattera
Title: Director
Date: 4/26/2013

SCHEDULE A

ADMINISTRATIVE SERVICES FOR THE UNDERWRITER

Insurance Company shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by Insurance Company and the Underwriter, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

Maintenance of Books and Records

•
Maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of Insurance Company as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

•
Maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged on behalf of Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist the Underwriter, the Fund and/or the Fund's transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share.

•
Promptly provide the Underwriter, the Fund, and the Fund's transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time.

•	Reconcile and balance the separate accounts at the fund level in the general lodger, at various banks within systems interface.

Communication with the Fund

•Purchase Orders:

-    Determination of net amount available for investment by the Fund.

-    Deposit of receipts at the Fund's custodian (generally by wire transfer).

-	Notification of the custodian of the estimated amount required to pay dividend or distribution.

•Redemption Orders:

-    Determination of net amount required for redemptions by the Fund.

-    Notification of the custodian and Fund of cash required to meet payments.

-    Cost of share redemption.

•Daily Pricing.

Processing Distributions from the Fund

•Process ordinary dividends and capital gains.

•Transmit net purchase payments to the Fund's custodian.

•Reinvest the Fund's distributions.

Accounting Services

•
Perform miscellaneous accounting services as may be reasonably requested from time to time by the Underwriter, which relate to the business contemplated by the Participation Agreement between Insurance Company and the Fund, as amended from time to time, including but not limited to periodic reconciliation and balancing of Insurance Company's books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

Report

•	Periodic information reporting to the Fund's Board of Directors.

•
Provide the Underwriter with such assistance as the Underwriter may reasonably request so that the Underwriter can report such information to the Fund's Board in a timely manner. Insurance Company acknowledges that such information and assistance shall be in addition to the information and assistance required of Insurance Company pursuant to the Fund's mixed and shared funding SEC exemptive order, described in the Participation Agreement.

•
Provide the Underwriter with such assistance as the Underwriter may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

Fund-related Contractowner Services

•
Provide telephonic support for Contract owners, including, without limitation, Financial consultant's advice with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

•
Print and distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials, up to one per year, and any other materials of the Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio shares.

Other Administrative Support

•	Providing other administrative support for the Fund as mutually agreed between the Company and the Fund of the Advisor.

•	Relieving the Fund of other usual or incidental administrative services provided to individual contract owners.

SCHEDULE B

Portfolio Name	Class	CUSIP	Fee
ClearBridge Variable Aggressive Growth Portfolio	I	52467X203	25bps
ClearBridge Variable Aggressive Growth Portfolio	II	52467X872	25bps
ClearBridge Variable Appreciation Portfolio	I	52467W882	25bps
ClearBridge Variable Appreciation Portfolio	II	52467W825	25bps
ClearBridge Variable Equity Income Builder Portfolio	I	52467W833	25bps
ClearBridge Variable Equity Income Builder Portfolio	II	52467W205	25bps
ClearBridge Variable Fundamental All Cap Value Portfolio	I	52467W858	25bps
ClearBridge Variable Fundamental All Cap Value Portfolio	II	52467W841	25bps
ClearBridge Variable Large Cap Growth Portfolio	I	52467X609	25bps
ClearBridge Variable Large Cap Growth Portfolio	II	52467X864	25bps
ClearBridge Variable Large Cap Value Portfolio	I	52467M504	25bps
ClearBridge Variable Large Cap Value Portfolio	II	52467M827	25bps
ClearBridge Variable Mid Cap Core Portfolio	I	52467X708	25bps
ClearBridge Variable Mid Cap Core Portfolio	II	52467X856	25bps
ClearBridge Variable Small Cap Growth Portfolio	I	52467M843	25bps
ClearBridge Variable Small Cap Growth Portfolio	II	52467M819	25bps

@: Currently unavailable for purchase. Please contact the Underwriter in advance to express sales interest or for more information, including when the share class/fund may be made available. The Underwriter will consider whether or not to make the requested share class/fund available for sale and may decline to do so in its sole discretion.